Aradigm Board of Directors Approves 1 for 5 Reverse Stock Split

Approximately 14.6 Million Shares to Be Outstanding

HAYWARD, CA -- 12/12/2005 -- Aradigm Corporation (NASDAQ: ARDM) today announced that its Board of Directors has authorized a reverse split of the Company's common stock at a ratio of 1-for-5 following approval by its shareholders at a Special Meeting held on January 21, 2005. Aradigm expects the reverse split of shares to take effect after the close of business on January 4, 2006. The outstanding preferred equity conversion rights will also be adjusted as appropriate. As approved by Aradigm's shareholders, Aradigm will amend its articles of incorporation to effect the reverse split and to reduce the number of authorized shares of common stock from 150,000,000 to 100,000,000 shares.

Aradigm believes that the reverse stock split will permit it to regain compliance with Nasdaq Marketplace Rule 4450(a)(5) and maintain continued listing on Nasdaq, while increasing the effective marketability of its common stock and make it more attractive to institutional investors. The reverse stock split would reduce the number of Aradigm's outstanding shares from approximately 72.8 million to approximately 14.6 million shares.

As a result of the reverse stock split, every five shares of Aradigm's issued and outstanding common stock will be automatically converted into one share of common stock. No fractional shares will be issued in connection with the reverse stock split but instead, holders of pre-split shares of common stock who otherwise would have been entitled to receive a fractional share as a result of the reverse split will receive one whole share. The reverse split will affect all shares of Aradigm's common stock, including those shares issuable upon conversion of preferred stock, and those shares underlying stock options and warrants outstanding immediately prior to the effective date of the reverse split.

"We seek to position Aradigm's stock in a price range that is more attractive to a broader range of institutions while maintaining liquidity for our shareholders," said Dr. Bryan Lawlis, President and Chief Executive Officer of Aradigm. "This action eliminates concerns about potential delisting and allows us to focus on executing on our recent pipeline expansion."

Shares of Aradigm's common stock will be listed on the Nasdaq National Markets on a post-split basis on January 5, 2006, under the temporary trading symbol "ARDMD" for approximately 20 trading days before reverting to "ARDM" on or about February 3, 2006.

Aradgim's transfer agent, Computershare, will notify the Company's Shareholders and request that they surrender their certificates representing shares of pre-split common stock so that certificates representing the appropriate number of shares of post-split common stock.

Aradigm combines its non-invasive delivery systems with novel formulations to create products that enable patients to comfortably self-administer biopharmaceuticals and small molecule drugs. The company's advanced AERx® pulmonary and Intraject® needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs and priorities focus on the development of specific products, including partnered and self-initiated programs in the areas of respiratory conditions, neurological disorders, heart disorders, smoking cessation, and diabetes. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm, AERx and Intraject are registered trademarks of Aradigm.

Contact:

Christopher Keenan
Aradigm
(510) 265-9370

Joe Dorame
Lytham Partners
(602) 889-9700